Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Second Quarter Ended June 30, 2023 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — August 3, 2023 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its second quarter ended June 30, 2023, and the declaration of a cash dividend.

For the second quarter ended June 30, 2023, revenue increased 5.7% to $1,674.5 million, compared to $1,584.7 million for the same quarter, prior year. Income from operations increased 31.6% to $159.2 million for the second quarter ended June 30, 2023, compared to $121.0 million for the same quarter, prior year. For the second quarter ended June 30, 2022, income from operations included $15.1 million of other operating income related to the recognition of payments received under the Coronavirus Aid, Relief, and Economic Security Act Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund. Net income increased 38.6% to $91.9 million for the second quarter ended June 30, 2023, compared to $66.3 million for the same quarter, prior year. Adjusted EBITDA increased 21.3% to $219.5 million for the second quarter ended June 30, 2023, compared to $181.0 million for the same quarter, prior year. Earnings per common share increased 44.0% to $0.61 for the second quarter ended June 30, 2023, compared to $0.43 for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release.

For the six months ended June 30, 2023, revenue increased 4.9% to $3,339.5 million, compared to $3,184.3 million for the same period, prior year. Income from operations increased 38.1% to $310.7 million for the six months ended June 30, 2023, compared to $225.0 million for the same period, prior year. For the six months ended June 30, 2022, income from operations included $15.1 million of other operating income related to the recognition of payments received under the Provider Relief Fund. Net income increased 45.0% to $177.1 million for the six months ended June 30, 2023, compared to $122.2 million for the same period, prior year. Adjusted EBITDA increased 25.7% to $433.5 million for the six months ended June 30, 2023, compared to $344.8 million for the same period, prior year. Earnings per common share increased 47.6% to $1.17 for the six months ended June 30, 2023, compared to $0.79 for the same period, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of June 30, 2023, Select Medical operated 108 critical illness recovery hospitals in 28 states, 32 rehabilitation hospitals in 12 states, 1,944 outpatient rehabilitation clinics in 39 states and the District of Columbia, and 540 occupational health centers in 41 states. At June 30, 2023, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the second quarter ended June 30, 2023, revenue for the critical illness recovery hospital segment increased 5.3% to $575.1 million, compared to $545.9 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 227.2% to $65.5 million for the second quarter ended June 30, 2023, compared to $20.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 11.4% for the second quarter ended June 30, 2023, compared to 3.7% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table VII of this release for the second quarters ended June 30, 2023 and 2022.

For the six months ended June 30, 2023, revenue for the critical illness recovery hospital segment increased 1.9% to $1,169.0 million, compared to $1,147.7 million for the same period, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 154.1% to $142.3 million for the six months ended June 30, 2023, compared to $56.0 million for the same period, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 12.2% for the six months ended June 30, 2023, compared to 4.9% for the same period, prior year. Certain critical illness recovery hospital key statistics are presented in table VIII of this release for the six months ended June 30, 2023 and 2022.

Rehabilitation Hospital Segment

For the second quarter ended June 30, 2023, revenue for the rehabilitation hospital segment increased 5.2% to $240.9 million, compared to $228.9 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 9.7% to $54.7 million for the second quarter ended June 30, 2023, compared to $49.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 22.7% for the second quarter ended June 30, 2023, compared to 21.8% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table VII of this release for the second quarters ended June 30, 2023 and 2022.

For the six months ended June 30, 2023, revenue for the rehabilitation hospital segment increased 5.1% to $472.3 million, compared to $449.5 million for the same period, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 10.5% to $101.9 million for the six months ended June 30, 2023, compared to $92.2 million for the same period, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 21.6% for the six months ended June 30, 2023, compared to 20.5% for the same period, prior year. Certain rehabilitation hospital key statistics are presented in table VIII of this release for the six months ended June 30, 2023 and 2022.

Outpatient Rehabilitation Segment

For the second quarter ended June 30, 2023, revenue for the outpatient rehabilitation segment increased 5.5% to $303.0 million, compared to $287.3 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $32.9 million for the second quarter ended June 30, 2023, compared to $33.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 10.8% for the second quarter ended June 30, 2023, compared to 11.7% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table VII of this release for the second quarters ended June 30, 2023 and 2022.

For the six months ended June 30, 2023, revenue for the outpatient rehabilitation segment increased 7.1% to $598.9 million, compared to $559.2 million for the same period, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 4.7% to $63.0 million for the six months ended June 30, 2023, compared to $60.2 million for the same period, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 10.5% for the six months ended June 30, 2023, compared to 10.8% for the same period, prior year. Certain outpatient rehabilitation key statistics are presented in table VIII of this release for the six months ended June 30, 2023 and 2022.

Concentra Segment

For the second quarter ended June 30, 2023, revenue for the Concentra segment increased 5.8% to $467.1 million, compared to $441.4 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 8.4% to $100.4 million for the second quarter ended June 30, 2023, compared to $92.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 21.5% for the second quarter ended June 30, 2023, compared to 21.0% for the same quarter, prior year. Certain Concentra key statistics are presented in table VII of this release for the second quarters ended June 30, 2023 and 2022.

For the six months ended June 30, 2023, revenue for the Concentra segment increased 6.8% to $923.4 million, compared to $864.8 million for the same period, prior year. Adjusted EBITDA for the Concentra segment increased 6.6% to $194.1 million for the six months ended June 30, 2023, compared to $182.1 million for the same period, prior year. The Adjusted EBITDA margin for the Concentra segment was 21.0% for the six months ended June 30, 2023, compared to 21.1% for the same period, prior year. Certain Concentra key statistics are presented in table VIII of this release for the six months ended June 30, 2023 and 2022.

Dividend

On August 2, 2023, Select Medical’s Board of Directors declared a cash dividend of $0.125 per share. The dividend will be payable on or about September 1, 2023, to stockholders of record as of the close of business on August 15, 2023.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s Board of Directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s Board of Directors may deem to be relevant.

Stock Repurchase Program

The Board of Directors of Select Medical has authorized a common stock repurchase program to repurchase up to $1.0 billion worth of shares of its common stock. The common stock repurchase program will remain in effect until December 31, 2023, unless further extended or earlier terminated by the Board of Directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

Select Medical did not repurchase shares under its authorized stock repurchase program during the six months ended June 30, 2023. Since the inception of the common stock repurchase program through June 30, 2023, Select Medical has repurchased 48,234,823 shares at a cost of approximately $600.3 million, or $12.45 per share, which includes transaction costs.

Financing Transactions

On May 31, 2023, Select entered into Amendment No. 7 to the Select credit agreement. Amendment No. 7 replaced the interest rate based on LIBOR and LIBOR-based mechanics applicable to borrowings under the Select credit agreement with an interest rate based on Adjusted Term SOFR (as defined in the credit agreement). The Adjusted Term SOFR Rate includes a credit spread adjustment of 0.10%.

On July 31, 2023, the Company entered into Amendment No. 8 to the Select credit agreement. Amendment No. 8 provides for a new tranche of refinancing term loan in an aggregate principal amount of $2,103.0 million to replace the existing term loans and a $710.0 million new revolving credit facility to replace the existing revolving credit facility. The refinancing term loan and the extended revolving credit facility will mature on March 6, 2027, with an early springing maturity 90 days prior to the senior notes maturity, triggered if more than $300.0 million of senior notes remain outstanding on May 15, 2026. The refinancing term loan has an interest rate of Term SOFR (without the 0.10% credit spread adjustment) plus 3.00% and the refinancing revolving credit facility has an interest rate of Adjusted Term SOFR plus 2.50%, in each case, subject to a leverage-based pricing grid.

Business Outlook

Select Medical is adjusting its 2023 business outlook for revenue, Adjusted EBITDA, and fully diluted earnings per share, which was provided most recently in its May 4, 2023 press release. Select Medical is also issuing its business outlook for adjusted earnings per share. Select Medical expects consolidated revenue to be in the range of $6.55 billion to $6.7 billion for the full year of 2023, Adjusted EBITDA to be in the range of $795.0 million to $825.0 million, and fully diluted earnings per share to be in the range of $1.77 to $1.94. Select Medical expects adjusted earnings per share to be in the range of $1.86 to $2.03. Adjusted earnings per share excludes the loss on early retirement of debt and related costs, and its related tax effects. Reconciliations of full year 2023 Adjusted EBITDA expectations to net income and adjusted earnings per share to fully diluted earnings per share are presented in table X of this release.

Conference Call

Select Medical will host a conference call regarding its second quarter result and its business outlook on Friday, August 4, 2023, at 9:00am ET. The conference call will be a live webcast and can be accessed at Select Medical Holdings Corporation’s website at www.selectmedicalholdings.com. A replay of the webcast will be available shortly after the call through the same link.

For listeners wishing to dial-in via telephone, or participate in the question and answer session, you may pre-register for the call at Select Medical Earnings Call Registration to obtain your dial-in number and unique passcode.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical’s 2023 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	adverse economic conditions including an inflationary environment could cause us to continue to experience increases in the prices of labor and other costs of doing business resulting in a negative impact on our business, operating results, cash flows, and financial condition;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, and/or the inability to attract or retain qualified healthcare professionals could limit our ability to staff our facilities;

•	shortages in qualified health professionals could cause us to increase our dependence on contract labor, increase our efforts to recruit and train new employees, and expand upon our initiatives to retain existing staff, which could increase our operating costs significantly;

•	the continuing effects of the COVID-19 pandemic including, but not limited to, the prolonged disruption to the global financial markets, increased operational costs due to recessionary pressures and labor costs, additional measures taken by government authorities and the private sector to limit the spread of COVID-19, and further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of our quarterly reports on Form 10-Q and in our annual report on Form 10-K for the year ended December 31, 2022.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended June 30, 2022 and 2023

(In thousands, except per share amounts, unaudited)

	2022	2023	% Change
Revenue	$1,584,741	$1,674,528	5.7%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,390,550	1,423,603	2.4
General and administrative	37,268	42,508	14.1
Depreciation and amortization	51,081	49,939	(2.2)
Total costs and expenses	1,478,899	1,516,050	2.5
Other operating income	15,125	726	N/M
Income from operations	120,967	159,204	31.6
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	6,167	10,501	70.3
Interest expense	(41,052)	(48,997)	19.4
Income before income taxes	86,082	120,708	40.2
Income tax expense	19,820	28,848	45.5
Net income	66,262	91,860	38.6
Less: Net income attributable to non-controlling interests	11,055	13,623	23.2
Net income attributable to Select Medical	$55,207	$78,237	41.7%
Basic and diluted earnings per common share:(1)	$0.43	$0.61

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful

II. Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2022 and 2023

(In thousands, except per share amounts, unaudited)

	2022	2023	% Change
Revenue	$3,184,288	$3,339,508	4.9%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	2,797,560	2,842,422	1.6
General and administrative	74,781	84,787	13.4
Depreciation and amortization	102,120	102,364	0.2
Total costs and expenses	2,974,461	3,029,573	1.9
Other operating income	15,125	726	N/M
Income from operations	224,952	310,661	38.1
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	11,564	19,057	64.8
Interest expense	(76,566)	(97,568)	27.4
Income before income taxes	159,950	232,150	45.1
Income tax expense	37,762	55,033	45.7
Net income	122,188	177,117	45.0
Less: Net income attributable to non-controlling interests	17,864	28,075	57.2
Net income attributable to Select Medical	$104,324	$149,042	42.9%
Basic and diluted earnings per common share:(1)	$0.79	$1.17

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful

III. Earnings per Share

For the Three and Six Months Ended June 30, 2022 and 2023

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three and six months ended June 30, 2022 and 2023:

	Basic and Diluted EPS
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2023	2022	2023
Net income	$66,262	$91,860	$122,188	$177,117
Less: net income attributable to non-controlling interests	11,055	13,623	17,864	28,075
Net income attributable to Select Medical	55,207	78,237	104,324	149,042
Less: net income attributable to participating securities	1,920	2,877	3,558	5,449
Net income attributable to common shares	$53,287	$75,360	$100,766	$143,593

The following tables set forth the computation of EPS under the two-class method for the three and six months ended June 30, 2022 and 2023:

	Three Months Ended June 30,
	2022			2023
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS

	(in thousands, except for per share amounts)
Common shares	$53,287	124,897	$0.43	$75,360	122,634	$0.61
Participating securities	1,920	4,500	$0.43	2,877	4,681	$0.61
Total	$55,207			$78,237

	Six Months Ended June 30,
	2022			2023
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS

	(in thousands, except for per share amounts)
Common shares	$100,766	126,942	$0.79	$143,593	122,594	$1.17
Participating securities	3,558	4,482	$0.79	5,449	4,652	$1.17
Total	$104,324			$149,042

(1)            Represents the weighted average share count outstanding during the period.

IV. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2022	June 30, 2023
Assets
Current Assets:
Cash and cash equivalents	$97,906	$101,167
Accounts receivable	941,312	964,680
Other current assets	232,095	238,637
Total Current Assets	1,271,313	1,304,484
Operating lease right-of-use assets	1,169,740	1,182,839
Property and equipment, net	1,001,440	1,004,430
Goodwill	3,484,200	3,486,050
Identifiable intangible assets, net	351,662	346,733
Other assets	386,938	377,333
Total Assets	$7,665,293	$7,701,869
Liabilities and Equity
Current Liabilities:
Payables and accruals	$874,016	$889,490
Current operating lease liabilities	236,784	241,517
Current portion of long-term debt and notes payable	44,351	57,205
Total Current Liabilities	1,155,151	1,188,212
Non-current operating lease liabilities	1,008,394	1,021,314
Long-term debt, net of current portion	3,835,211	3,695,341
Non-current deferred tax liability	169,793	155,925
Other non-current liabilities	106,137	105,123
Total Liabilities	6,274,686	6,165,915
Redeemable non-controlling interests	34,043	34,375
Total equity	1,356,564	1,501,579
Total Liabilities and Equity	$7,665,293	$7,701,869

V. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended June 30, 2022 and 2023

(In thousands, unaudited)

	2022	2023
Operating activities
Net income	$66,262	$91,860
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	3,654	6,275
Depreciation and amortization	51,081	49,939
Provision for expected credit losses	17	332
Equity in earnings of unconsolidated subsidiaries	(6,167)	(10,501)
Gain on sale or disposal of assets	(1,453)	(16)
Stock compensation expense	8,946	10,326
Amortization of debt discount, premium and issuance costs	565	609
Deferred income taxes	(2,385)	(8,275)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	19,794	32,262
Other current assets	(309)	5,745
Other assets	(1,411)	1,814
Accounts payable and accrued expenses	47,478	54,468
Government advances	(14,391)	—
Net cash provided by operating activities	171,681	234,838
Investing activities
Business combinations, net of cash acquired	(14,055)	(7,335)
Purchases of property, equipment, and other assets	(46,332)	(59,514)
Investment in businesses	(3,653)	—
Proceeds from sale of assets	5,277	36
Net cash used in investing activities	(58,763)	(66,813)
Financing activities
Borrowings on revolving facilities	285,000	210,000
Payments on revolving facilities	(275,000)	(325,000)
Borrowings of other debt	1,700	850
Principal payments on other debt	(7,686)	(15,203)
Dividends paid to common stockholders	(16,108)	(15,924)
Repurchase of common stock	(126,947)	(1,506)
Increase (decrease) in overdrafts	(3,447)	257
Proceeds from issuance of non-controlling interests	1,726	12,081
Distributions to and purchases of non-controlling interests	(8,368)	(16,116)
Net cash used in financing activities	(149,130)	(150,561)
Net increase (decrease) in cash and cash equivalents	(36,212)	17,464
Cash and cash equivalents at beginning of period	130,881	83,703
Cash and cash equivalents at end of period	$94,669	$101,167
Supplemental information
Cash paid for interest, excluding amounts received of $103 and $20,465 under interest rate cap contract	$20,700	$49,050
Cash paid for taxes	15,500	42,419

VI. Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2022 and 2023

(In thousands, unaudited)

	2022	2023
Operating activities
Net income	$122,188	$177,117
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	11,140	8,841
Depreciation and amortization	102,120	102,364
Provision for expected credit losses	111	761
Equity in earnings of unconsolidated subsidiaries	(11,564)	(19,057)
Gain on sale or disposal of assets	(1,476)	(23)
Stock compensation expense	17,769	20,508
Amortization of debt discount, premium and issuance costs	1,123	1,174
Deferred income taxes	(1,965)	(10,876)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(32,431)	(23,135)
Other current assets	(2,128)	(5,997)
Other assets	1,275	5,472
Accounts payable and accrued expenses	49,175	29,129
Government advances	(77,319)	—
Net cash provided by operating activities	178,018	286,278
Investing activities
Business combinations, net of cash acquired	(19,241)	(7,732)
Purchases of property, equipment, and other assets	(93,177)	(118,399)
Investment in businesses	(6,990)	(9,800)
Proceeds from sale of assets	5,314	56
Net cash used in investing activities	(114,094)	(135,875)
Financing activities
Borrowings on revolving facilities	565,000	435,000
Payments on revolving facilities	(375,000)	(535,000)
Borrowings of other debt	17,494	22,298
Principal payments on other debt	(16,874)	(26,373)
Dividends paid to common stockholders	(32,799)	(31,821)
Repurchase of common stock	(178,623)	(1,506)
Decrease in overdrafts	(11,055)	(467)
Proceeds from issuance of non-controlling interests	6,955	14,812
Distributions to and purchases of non-controlling interests	(18,663)	(24,085)
Net cash used in financing activities	(43,565)	(147,142)
Net increase in cash and cash equivalents	20,359	3,261
Cash and cash equivalents at beginning of period	74,310	97,906
Cash and cash equivalents at end of period	$94,669	$101,167
Supplemental information
Cash paid for interest, excluding amounts received of $103 and $38,284 under the interest rate cap contract	$74,217	$133,581
Cash paid for taxes	16,423	42,755

VII. Key Statistics

For the Three Months Ended June 30, 2022, and 2023

(unaudited)

	2022	2023	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	105	108
Revenue (,000)	$545,908	$575,091	5.3%
Number of patient days(b)(c)	273,133	276,366	1.2%
Number of admissions(b)(d)	8,806	8,925	1.4%
Revenue per patient day(b)(e)	$1,987	$2,076	4.5%
Occupancy rate(b)(f)	67%	68%	1.5%
Adjusted EBITDA (,000)	$20,019	$65,496	227.2%
Adjusted EBITDA margin	3.7%	11.4%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	31	32
Revenue (,000)	$228,887	$240,856	5.2%
Number of patient days(b)(c)	108,812	109,680	0.8%
Number of admissions(b)(d)	7,450	7,865	5.6%
Revenue per patient day(b)(e)	$1,928	$2,008	4.1%
Occupancy rate(b)(f)	86%	84%	(2.3)%
Adjusted EBITDA (,000)	$49,845	$54,689	9.7%
Adjusted EBITDA margin	21.8%	22.7%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,920	1,944
Working days(g)	64	64
Revenue (,000)	$287,258	$302,972	5.5%
Number of visits(b)(h)	2,450,912	2,720,490	11.0%
Revenue per visit(b)(i)	$103	$100	(2.9)%
Adjusted EBITDA (,000)	$33,601	$32,850	(2.2)%
Adjusted EBITDA margin	11.7%	10.8%
Concentra
Number of centers operated – end of period(b)	518	540
Working days(g)	64	64
Revenue (,000)	$441,357	$467,079	5.8%
Number of visits(b)(h)	3,214,512	3,267,894	1.7%
Revenue per visit(b)(i)	$127	$134	5.5%
Adjusted EBITDA (,000)	$92,607	$100,391	8.4%
Adjusted EBITDA margin	21.0%	21.5%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented. COVID-19 screening and testing services provided by our Concentra segment are not included in these figures.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics or revenues generated from COVID-19 screening and testing services.

VIII. Key Statistics

For the Six Months Ended June 30, 2022, and 2023

(unaudited)

	2022	2023	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	105	108
Revenue (,000)	$1,147,663	$1,169,017	1.9%
Number of patient days(b)(c)	562,350	563,112	0.1%
Number of admissions(b)(d)	18,263	18,363	0.5%
Revenue per patient day(b)(e)	$2,032	$2,067	1.7%
Occupancy rate(b)(f)	69%	70%	1.4%
Adjusted EBITDA (,000)	$55,986	$142,269	154.1%
Adjusted EBITDA margin	4.9%	12.2%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	31	32
Revenue (,000)	$449,521	$472,318	5.1%
Number of patient days(b)(c)	212,614	218,047	2.6%
Number of admissions(b)(d)	14,632	15,523	6.1%
Revenue per patient day(b)(e)	$1,935	$1,989	2.8%
Occupancy rate(b)(f)	85%	85%	0.0%
Adjusted EBITDA (,000)	$92,224	$101,905	10.5%
Adjusted EBITDA margin	20.5%	21.6%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,920	1,944
Working days(g)	128	128
Revenue (,000)	$559,198	$598,875	7.1%
Number of visits(b)(h)	4,760,998	5,357,260	12.5%
Revenue per visit(b)(i)	$103	$100	(2.9)%
Adjusted EBITDA (,000)	$60,197	$63,049	4.7%
Adjusted EBITDA margin	10.8%	10.5%
Concentra
Number of centers operated – end of period(b)	518	540
Working days(g)	128	128
Revenue (,000)	$864,780	$923,377	6.8%
Number of visits(b)(h)	6,331,410	6,485,839	2.4%
Revenue per visit(b)(i)	$126	$134	6.3%
Adjusted EBITDA (,000)	$182,076	$194,139	6.6%
Adjusted EBITDA margin	21.1%	21.0%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented. COVID-19 screening and testing services provided by our Concentra segment are not included in these figures.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics or revenues generated from COVID-19 screening and testing services.

IX. Net Income to Adjusted EBITDA Reconciliation

For the Three and Six Months Ended June 30, 2022 and 2023

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2023	2022	2023
Net income	$66,262	$91,860	$122,188	$177,117
Income tax expense	19,820	28,848	37,762	55,033
Interest expense	41,052	48,997	76,566	97,568
Equity in earnings of unconsolidated subsidiaries	(6,167)	(10,501)	(11,564)	(19,057)
Income from operations	120,967	159,204	224,952	310,661
Stock compensation expense:
Included in general and administrative	7,046	8,553	13,995	16,958
Included in cost of services	1,900	1,773	3,774	3,549
Depreciation and amortization	51,081	49,939	102,120	102,364
Adjusted EBITDA	$180,994	$219,469	$344,841	$433,532

Critical illness recovery hospital	$20,019	$65,496	$55,986	$142,269
Rehabilitation hospital	49,845	54,689	92,224	101,905
Outpatient rehabilitation	33,601	32,850	60,197	63,049
Concentra	92,607	100,391	182,076	194,139
Other(a)	(15,078)	(33,957)	(45,642)	(67,830)
Adjusted EBITDA	$180,994	$219,469	$344,841	$433,532

(a)	Other primarily includes general and administrative costs and other operating income, as discussed further above.

X. Net Income to Adjusted EBITDA and Earnings per Share to Adjusted Earnings per Share Reconciliations

Business Outlook for the Year Ending December 31, 2023

(In millions, unaudited)

The following is a reconciliation of full year 2023 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table VI for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance. Each item presented in the below table is an estimation of full year 2023 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$227	$249
Net income attributable to non-controlling interests	53	56
Net income	280	305
Income tax expense	89	97
Interest expense	196	196
Equity in earnings of unconsolidated subsidiaries	(39)	(42)
Loss on early retirement of debt	15	15
Income from operations	541	571
Stock compensation expense	43	43
Depreciation and amortization	211	211
Adjusted EBITDA	$795	$825

Adjusted earnings per share is not a measure of financial performance under GAAP. Adjusted earnings per share excludes the loss on early retirement of debt and related costs, and its related tax effects. Items excluded from adjusted earnings per share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted earnings per share is important to investors because it is reflective of the financial performance of our ongoing operations and provides better comparability of our results of operations between periods. Adjusted earnings per share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted earnings per share is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, adjusted earnings per share as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles earnings per share on a fully diluted basis to adjusted earnings per share on a fully diluted basis.

	Range
Non-GAAP Measure Reconciliation	Low	High
Diluted earnings per share	$1.77	$1.94
Adjustments:
Loss on early retirement of debt, net of tax	0.09	0.09
Adjusted earnings per share	$1.86	$2.03